Exhibit 99.1

SAMSON OIL & GAS OPERATIONAL ADVISORY

Denver 1700 hours October 30th, 2011, Perth 0700 hours October 31st, 2011

HAWK SPRINGS PROJECT

Defender US33 #2-29H, Goshen County, Wyoming, Samson 37.5% working interest (carried)

Samson Oil & Gas Limited (ASX: SSN; NYSE AMEX: SSN) advises that preparations for Defender US33 #2-29H fracture stimulation are essentially complete and the well is set for the frac crew to arrive onsite. Approximately seventy-three frac tanks onsite have been spotted, filled with water, and are being prepped for the fracture stimulation, which is scheduled to commence on November 7th. The Defender US33 #2-29H is the first Niobrara appraisal well in Samson’s Hawk Springs project.

Spirit of America US34 #1-29H, Goshen County, Wyoming, Samson 100% working interest

The Spirit of America US34 #1-29H well crew was unsuccessful in their first attempt to deviate the well bore around the drill bit that was left in the hole, as reported last week. The crew has set a new cement plug, which has been conditioned ahead of using a more aggressive drilling assembly in the second attempt.

The forward plan is to drill to a depth of 9,060 feet just below the salt section and above the Permian target. At this point a logging run will be undertaken and 7 inch casing run, in order to put the salt section behind pipe so that the balance of the well can be drilled to the planned total depth of 11,000 feet.

The Spirit of America well is appraising the multiple conventional targets identified in the North Platte 3D seismic data set. These targets consist of a Permian age stratigraphic trap and a Pennsylvanian age structural trap.

ROOSEVELT PROJECT

AUSTRALIA II 12KA 6 #1-29, GRETEL II 12KA 3 #1-30H (SSN 100%, subject to a 33.34% backin right)

Civil construction has been completed on the drill pad for Australia II. The spudder rig was mobilized on Friday October 28th to the well site to set surface casing to a depth of 1,700 feet. Samson has contracted DHS Drilling to supply their Rig 1, which is a 1,500 hp rated rig and equipped with a top drive. This rig has concluded its current well and has been released; it has undergone a period of maintenance and is set to arrive on the Australia II well site on Wednesday, November 2.

Exhibit 99.1

The Gretel II 12KA 3 #1-30H location is in the process of being built and the spudder rig is set to mobilize to the Gretel II well site after it has completed operations on Australia II. Once the spudder rig has arrived here, the surface casing will be set at 1,700 feet.

Both Australia II and Gretel II will be drilled initially as vertical pilot holes, where cores of the Bakken Formation will be taken, after which a 5,000 foot lateral will be drilled in the Middle Bakken Formation. These laterals will be fracture stimulated. Samson committed to drill these two wells as part of its acquisition of a 20,000 acre land position with a 20,000 acre option. Samson’s land position is subject to a 33.34% back in right by Fort Peck Energy Company.

QUARTERLY REPORTS

Highlights

-	Oil production increased by 18% over the prior quarter

-	Gas production increased by 4%, following the commencement of sales of associated gas late in the quarter from the company’s North Stockyard oil field.

-	Closing cash balance for the quarter of US$53.9 million

Samson’s September 2011 Quarterly Report and Appendix 5B (Australian jurisdiction) as well as its September 2011 Quarterly Report on Form 10-Q (US jurisdiction) have been lodged and are now available on the Company’s website:

www.samsonoilandgas.com

Samson’s Ordinary Shares are traded on the Australian Securities Exchange under the symbol "SSN". Samson's American Depository Shares (ADSs) are traded on the New York Stock Exchange AMEX under the symbol "SSN".  Each ADS represents 20 fully paid Ordinary Shares of Samson. Samson has a total of 1,996 million ordinary shares issued and outstanding (including 250 million options exercisable at AUD 1.5 cents), which would be the equivalent of 99.8 million ADSs.  Accordingly, based on the NYSE AMEX closing price of US$2.45 per ADS on October 28, 2011 the Company has a current market capitalization of approximately US$239.24 million.  Correspondingly, based on the ASX closing price of A$0.115 on October 28, 2011, the Company has a current market capitalization of A$224.56 million.  The options have been valued at their closing price of A$0.100 on October 28, 2011 and translated to US$ at the current exchange of 0.97 for purposes of inclusion in the US$ market capitalization calculation.

Exhibit 99.1

For and on behalf of the board of
SAMSON OIL & GAS LIMITED
For further information please contact, Terry Barr, CEO on
303 296 3994 (US office) or 970 389 5047 (US cell)

TERRY BARR
Managing Director

Statements made in this release that are not historical facts may be forward looking statements, including but not limited to statements using words like “may”, “believe”, “expect”, “anticipate”, “should” or “will.”

Actual results may differ materially from those projected in any forward-looking statement. There are a number of important factors that could cause actual results to differ materially from those anticipated or estimated by any forward looking information, including uncertainties inherent in estimating the methods, timing and results of exploration activities.

A description of the risks and uncertainties that are generally attendant to Samson and its industry, as well as other factors that could affect Samson’s financial results, are included in the Company's report to the U.S. Securities and Exchange Commission on Form 10-K, which is available at www.sec.gov/edgar/searchedgar/webusers.htm.